Exhibit 10.3 to 8-K

                              BOUNDLESS CORPORATION
                              100 Marcus Boulevard
                            Hauppauge, New York 11788





                                                      January 1, 2002


J. Gerald Combs
51 East 42nd Street - 11th Floor
New York, New York 10017
Ph: (212) 765-6504
Fax: (212) 582-0310

     Re: CONSULTING AGREEMENT

Dear Mr. Combs:

     This letter agreement ("Agreement"), dated as of January 1, 2002, confirms the agreement by and between Boundless Corporation, a Delaware corporation (the "Company"), and you, pursuant to which you will act as a consultant on the terms and conditions described below.

     1. Separation Agreement. This Agreement is being entered into in conjunction with that certain Separation Agreement and General Release, dated on or about the date hereof, by and among you, the Company and the Company's subsidiaries (the "Separation Agreement"). In the event you revoke the Separation Agreement in accordance with the terms thereof, this Agreement shall be void and of no force or effect and, in such case, you agree that you will promptly return to the Company any payments you received under this Agreement.

     2. Services. During the Term (as defined below), you will provide the following services (the "Services") to the Company at its request: (a) consultation in connection with equity and debt financing transactions, merger and acquisition transactions and business development opportunities; (b) all reasonable cooperation in the transfer of your duties as an officer of the Company to those persons designated by the Company to assume your responsibilities; and (c) testimony in any judicial or administrative proceedings to which the Company is a party with respect to any matter involving the affairs of the Company of which you have knowledge.

     3. Term. The term of this Agreement shall run from January 1, 2002 through and until 5:00 p.m. on March 31, 2003, unless sooner terminated in accordance herewith (the "Term").

     4. Conduct of Services. You shall perform your services under this Agreement with a reasonable degree of care and quality in light of your former position as the Company's chief executive and in a manner consistent with the Company's policies and procedures.

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     5. Compensation. The Company shall pay to you compensation as provided below:

     (a) As compensation for the Services, the Company will pay you a monthly fee (due by the tenth day following the end of the month for which the fee is owed) as follows:

          (i) for the three-month period beginning January 1, 2002 and ending March 31, 2002, $21,600 per month;

          (ii) for the three-month period beginning April 1, 2002 and ending June 30, 2002, $17,280 per month; and

          (iii) for the nine-month period beginning July 1, 2002 and ending March 31, 2003, $13,824 per month.

     (b) If after June 1, 2002 and on or prior to December 31, 2003, the Company closes a financing transaction or merger or acquisition transaction with a third party which has been or will be introduced by you to the Company, the Company will pay you a commission, upon the closing of such transaction, equal to 4% of the amount of the financing or the consideration received by the Company, as the case may be, provided that if commissions, finders fees or similar fees are paid to any other party with respect to such transaction, the 4% figure referred to above will be reduced to 2%. The Company shall not have any obligation to you for failing or refusing to approve or consummate any transaction with any potential investor or merger or acquisition partner nor shall it have any obligation for deciding not to consummate any financing or other transaction.

     6. Benefits and Expenses.

     (a) Throughout the Term, the Company will, at its expense, provide you with health insurance coverage, which is the same as or substantially equivalent to the coverage which the Company had been providing for you while you were an employee of the Company.

     (b) Until March 31, 2002, the Company will make available for your use and occupancy, in connection with the services to be provided under this Agreement or for other reasonable purposes, the offices of the Company located at your address set forth above and will pay all rent and other normal operating costs of such office until such date. After March 31, 2002, you will provide your services from another location, the costs of which shall be borne by you and not by the Company.

     (c) The Company will reimburse you for your reasonable out-of-pocket expenses which you incur in connection with providing services under this Agreement provided that the Company's chief executive or another party authorized by him or the Company approves such expenses in advance. With respect to any testimony which you are requested to provide pursuant to Section 2 above, the Company will pay your reasonable expenses relating thereto.

     7. Termination. In the event you have breached any of the material terms or conditions hereof, the Company may terminate this Agreement, upon fifteen (15) days written notice to you unless you have cured to the Company's reasonable satisfaction such breach within such 15-day period. Notwithstanding the foregoing, the Company may terminate this Agreement


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after such 15-day period if your breach involves a violation of Section 12, 13,
14 or 15 of this Agreement. You may terminate this Agreement, upon fifteen (15) days written notice to the Company, provided that such termination will not serve to release you from any breach of this Agreement by you. Upon termination of this Agreement pursuant to this Section 7, the Company's obligation to make payments to you pursuant to Section 5 hereof, shall cease immediately.

     8. Independent Contractor. You are and shall be an independent contractor for all purposes. You are not an employee, agent, partner or representative of the Company and you shall not in any way hold yourself out as such. You shall have no power or authority to bind the Company or to act on its behalf. Nothing herein shall be construed to create an employment relationship between the Company and you. You shall not make or permit to be made any representation to any potential investor (or any other person) to the contrary.

     9. Taxes. You shall be responsible for, and shall pay, all federal, state or local income taxes or other taxes payable as a result of the services rendered or to be rendered by you hereunder and the compensation paid to you in respect of such services.

     10. Non-Exclusivity. Your engagement hereunder shall be non-exclusive. Provided that you do not breach any of the covenants contained in Sections 12, 13, 14, 15 or 16 hereof, you shall be entitled to provide consulting or other services to other parties without any obligation to provide notice to or obtain the consent of the Company. The Company shall be entitled to engage other consultants and to seek and consummate transactions with entities not introduced by you.

     11. Indemnification. You shall indemnify and hold harmless the Company, its shareholders, directors, officers, employees and agents (and any heir, executor, assignee, or other person or entity claiming by or through any of the foregoing), from and against any loss, damage, cost and expense, including costs and reasonable attorneys' fees, which may be suffered or incurred as a result of claims, demands, actions, proceedings, costs or judgments against the Company arising out of your performance of services hereunder or out of the breach of any of the representations, warranties or covenants made by you in this Agreement. The Company shall indemnify and hold you harmless (and any heir, executor, assignee, or other person or entity claiming by or through you), from and against any loss, damage, cost and expense, including costs and reasonable attorneys' fees, which may be suffered or incurred as a result of claims, demands, actions, proceedings, costs or judgments against you arising out of the Company's breach of any of the representations, warranties or covenants made by the Company in this Agreement.

     12. Confidentiality. You agree to keep the terms of this Agreement confidential and not to disclose the terms hereof to anyone except your spouse, attorney or accountant and except as required by law. You acknowledge that in the course of performing services hereunder (and prior to entering into this Agreement) you may acquire (and already have acquired) or have access (or already have had access) to information deemed by the Company to be proprietary or confidential, including without limitation, investor lists, information concerning investors, customer lists, registered user lists, employee and consultant lists, trade secrets, data, software programs, intellectual property, specifications, processes, methods, formulae, business and


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marketing plans and performance or financial information (collectively,
"Confidential Information"). You shall preserve as confidential all such Confidential Information and will not divulge, distribute, publish or use for your own benefit (or that of any third party) any such Confidential Information. You acknowledge that the restrictions contained in this Section 12 are reasonable and necessary to protect the Company's legitimate interests, do not cause you undue hardship, and that any violations or threatened violations of any provision of this Section 12 will result in immediate and irreparable injury to the Company and that, therefore, the Company shall be entitled to temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. As used herein, the term "Confidential Information" shall not include information which can be shown to have been, at the time of disclosure, in the public domain; information which becomes part of the public domain through no fault of yours; information which can be shown to have been in your possession prior to receipt of such information from the Company or its representatives, free of any obligation to keep it confidential; information which can be shown to have been independently developed by the recipient party; and, information which can be shown to have been acquired by you after disclosure from a third party who did not require that such information be held in confidence, and who was under no obligation to maintain such information in confidence.

     13. Covenant Not to Compete. For so long as this Agreement remains in effect, you will not, directly or indirectly, own or become employed by or otherwise provide consulting services to, any business engaged or planning to become engaged in the business of providing or marketing electronic manufacturing services in the United States of America. You agree that the limitations as to time, geographical area, and scope of activity contained in this covenant do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, and are therefore reasonable. If any provision of this covenant is found to be invalid in part or in whole, the Company may elect, but shall not be required, to have such provision reformed, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so reformed, such provision shall be enforceable.

     14. Corporate Opportunities. You acknowledge that during the term of this Agreement you may be offered or become aware of business or investment opportunities related to electronic manufacturing services or any other business in which the Company is currently engaged and in which the Company may or might have an interest (a "Corporate Opportunity") and you hereby agree that you will advise the Company of any such Corporate Opportunities before acting upon them. Accordingly, you agree that during the term of this Agreement (a) you will disclose to Company's Board of Directors any Corporate Opportunity offered to you or of which you become aware, and (b) you will not act upon any Corporate Opportunity for your own benefit or for the benefit of any person or entity other than Company without first offering the opportunity to the Company.

     15. Other Covenants. For a period of 18 months from the date hereof, you will not:

          (i) request or seek to influence any person or entity to curtail or cancel its business relationship with the Company; or


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          (ii) induce or attempt to induce any employee or agent of, or consultant to, the Company to terminate his or her employment or consultancy with the Company.

     16. Survival. The obligations of the parties contained in Sections 11, 12, 13, 14, 15 and 16 hereof shall survive any termination or expiration of this Agreement.

     17. Miscellaneous.

     (a) The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction in this Agreement is too broad to permit enforcement of that restriction to its fullest extent, that restriction shall be enforced to the maximum extent permitted by applicable law. Each of the parties acknowledges that this Agreement (including the Exhibits) has been prepared jointly by the parties, and must not be strictly construed against either party.

     (b) You shall not assign this Agreement or any of your rights or obligations under this Agreement. Any assignment made in violation of this Agreement shall be null and void.

     (c) Any notice or consent required or permitted to be sent will be in writing and will be sent in a manner requiring a signed receipt such as authenticated Internet transmission, authenticated facsimile transmission, FedEx or other nationally recognized overnight courier delivery (sent for delivery on the next business day), or if mailed, then mailed by registered or certified mail, return receipt requested. Notice made by electronic transmission is effective upon receipt, notice by other means is deemed effective the day after it has been sent; provided that all notices to the Company shall not be deemed properly given under this Section unless a copy is also sent to: Fischbeino Badilloo Wagnero Harding, 909 Third Avenue, New York, New York 10022, Attention:
Joseph L. Cannella, Esq., Phone (212) 453-3710, Fax (212) 644-3601. Notices will be sent to the addresses first set forth above to the attention of the signatories of this Agreement.

     (d) This Agreement and the Separation Agreement and General Release attached hereto as Exhibit A, set forth the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties concerning that subject matter. No amendment or modification of this Agreement (or any Exhibit) will be valid except by a writing signed by both parties. The failure of either party to partially or fully exercise any right or the waiver by either party of any breach will not prevent a subsequent exercise of that right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     (e) This Agreement will be governed and interpreted in accordance with the laws of the State of New York, without regard to the conflict or choice of law principles thereof.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                           /s/ J. Gerald Combs
                                    ----------------------------------------
                                    J. GERALD COMBS


                                    BOUNDLESS CORPORATION


                                    By:    /s/ Joseph Joy
                                       ----------------------------------------
                                    Name:   Joseph Joy
                                    Title:  Chief Executive Officer & President




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